Exhibit 99.1

For Immediate Release

Builders FirstSource Reports Third Quarter 2020 Results

Focused execution and accelerating housing demand drives record sales and profit

October 29th, 2020 (Dallas, TX) – Builders FirstSource, Inc. (Nasdaq: BLDR) today reported its results for the third quarter ending September 30, 2020.

Third Quarter 2020 Highlights:

•	Net sales for the quarter increased by 15.9% compared to the prior year period

•	Core organic sales increased 6.7%, excluding acquisitions and commodity impacts

•	Commodity inflation increased net sales by 7.2%

•	Acquisitions contributed net sales growth of 2.0%

•	Adjusted EBITDA increased 15% to $184 million, or 8.0% of net sales, driven by solid demand across all three customer end markets and disciplined pricing in a dynamic market

•	Net income of $85.9 million, or $0.73 per diluted share, and adjusted net income of $96.7 million, or $0.82 per diluted share

•	Strong quarter-end balance sheet with a net debt to Adjusted EBITDA ratio of 2.3x and liquidity of $1.2 billion.

•	Announced transformational merger with BMC Stock Holdings in an all-stock transaction to create the nation’s premier supplier of building materials and services

CEO Chad Crow said, “Our third quarter 2020 results reflect our team’s collective efforts to execute our strategic plan, which led to record sales and Adjusted EBITDA. These exceptional results were underpinned by strong demand for our integrated services and by our team’s ability to react quickly to market fluctuations, including the sharp rise in lumber costs. In August, we were thrilled to announce our planned merger with BMC, a transaction that is expected to create significant value for all shareholders in the coming years. As we look to the remainder of 2020, we will continue to focus on executing our growth strategy with a safety-first emphasis and planning for the transformational merger of Builders FirstSource and BMC.”

CFO Peter Jackson added, “Our enhanced focus on cost controls contributed to our achievement of record Adjusted EBITDA and EPS. Our team delivered a better-than-expected gross margin of 24.9% in the third quarter despite record high lumber costs. At the same time, we significantly improved SG&A as a percentage of net sales year-over-year which allowed us to hold Adjusted EBITDA margin effectively flat, demonstrating the strength of our business model. We entered the fourth quarter with a strong and flexible balance sheet, including $1.2 billion of liquidity and a stable net leverage ratio of 2.3x. We are at an exceptional point in our Company’s history to complete our announced merger with BMC and further position our business for continued success.”

Builders FirstSource Reports Third Quarter 2020 Results (continued)

Third Quarter 2020 Compared to Third Quarter 2019

Net Sales

•

Net sales for the third quarter ending September 30, 2020 were $2.3 billion, a 15.9% increase compared to a year ago. Core organic sales increased by 6.7% while commodity price inflation added 7.2% to net sales.

•	Acquisitions completed during the prior four quarters contributed net sales growth of 2.0%.

•

Value-added core organic sales grew by an estimated 1.9%, led by 2.2% growth in our Manufactured Products category and 1.5% growth in our Windows, Doors, and Millwork category, as solid growth nationally was offset by continued weakness in the Northeast.

•

Demand improved across our three customer end markets. Single family and repair and remodel / other grew estimated core organic sales by 5.8% and 6.5%, respectively. Multi-family grew core organic sales by 17.6% primarily due to an increase in, and the timing of, projects.

Gross Margin

•

Gross margin was $570.7 million, an increase of $29.5 million compared with the prior year period. Our gross margin percentage decreased to 24.9% from 27.3% in the prior year period. The decrease in gross margin percentage was primarily attributable to the sharp rise in commodity prices during the quarter relative to our short-term customer pricing commitments. Additionally, a shift in product mix towards our lower margin commodity products, also due to commodity inflation compared to the prior year period, contributed to the decline.

•

Rapid commodity inflation can cause short-term gross margin percentage compression, whereas higher sustained commodity prices will generally increase the Company’s net sales, gross margin and Adjusted EBITDA dollars.

Selling, General and Administrative Expenses

•

SG&A in the third quarter of 2020 was $430.9 million, an increase of approximately $19.4 million compared to the prior year period, mainly due to higher compensation related to the increase in net sales.

•	As a percentage of net sales, SG&A decreased by 200 basis points to 18.8% in the third quarter of 2020, driven by cost leverage on commodity price inflation and higher core organic sales.

Interest Expense

•

Interest expense increased by $0.3 million to $28.0 million compared to the same period last year. The year over year increase includes one-time charges related to debt financing transactions executed in the prior year period. Adjusting for the one-time charges in both periods, interest expense increased by $3.4 million due to a higher outstanding debt balance as compared to the prior year quarter, partially offset by the effect of lower interest rates.

Income Tax Expense

•	Income tax expense in the third quarter of 2020 was $25.8 million, or an effective tax rate of 23.1%. In the prior year period, income tax expense was $23.7 million, or an effective tax rate of 23.3%.

Adjusted Net Income

•	Net income was $85.9 million, or $0.73 per diluted share, compared to $78.1 million, or $0.67 per diluted share, in the same period a year ago.

•

Adjusted net income was $96.7 million, or $0.82 per diluted share, compared to $84.0 million, or $0.72 per diluted share, in the third quarter of 2019. The increase in adjusted net income of $12.7 million, or 15.1%, was primarily driven by the increase in net sales described above.

Builders FirstSource Reports Third Quarter 2020 Results (continued)

Adjusted EBITDA

•

Adjusted EBITDA grew $24.0 million to a quarterly record of $184.3 million, an increase of 15%. The increase was primarily driven by the growth in net sales attributable to core organic growth across all three of our customer end markets. Adjusted EBITDA remained steady at 8.0% of net sales in the third quarter, compared to 8.1% in the same period a year ago.

Year to Date September 30, 2020 Compared to September 30, 2019

Net Sales

•	Net sales year to date were $6.0 billion, a 9.3% increase compared to the first nine months of 2019, as acquisitions and core organic growth contributed 2.6% and 2.8% of the increase, respectively.

•	Commodity inflation and one additional selling day increased net sales by 3.3% and 0.6%, respectively.

•	Core organic growth was led by our Lumber and Lumber Sheet Goods product category.

•	Demand increased across all three customer end markets.

Gross Margin

•

Gross margin increased $53.1 million to $1.6 billion driven by strong growth in net sales. Our gross margin percentage was 25.8% in the first nine months of 2020 compared to 27.2% in the first nine months of 2019. The decrease in gross margin percentage was attributable to a sharp rise in commodity prices in 2020 relative to our short-term customer pricing commitments and product mix. Additionally, the expected normalization in our lumber and lumber sheet goods margins also contributed to the decline compared to the prior year period.

•

Rapid commodity inflation can cause short-term gross margin percentage compression, whereas higher sustained commodity prices will increase, the Company’s net sales, gross margin and Adjusted EBITDA dollars.

Selling, General and Administrative Expenses

•	SG&A was $1.2 billion, an increase of approximately $40.3 million compared to the prior year period, mainly due to higher compensation related to the increase in net sales.

•	As a percentage of net sales, SG&A decreased by 110 basis points to 20.3% driven by cost leverage on commodity price inflation and higher core organic sales.

Adjusted Net Income

•

GAAP net income was $173.6 million, or $1.48 per diluted share, compared to $180.4 million, or $1.54 per diluted share, in the first nine months of 2019, a decrease of $0.06 per diluted share, or 3.9%.

•

Adjusted net income was $216.1 million, or $1.84 per diluted share, compared to $198.0 million, or $1.69 per diluted share, in the first nine months of 2019, an increase of $0.15 per diluted share. The increase in adjusted net income of $18.1 million, or 9.1%, was primarily driven by the increase in net sales, partially offset by higher SG&A.

Adjusted EBITDA

•

Adjusted EBITDA for the first nine months of 2020 grew $36.4 million, or 8.9%, to a record $443.2 million, or 7.4% of net sales, compared to $406.8 million, or 7.4% of net sales, for the first nine months of 2019. The year over year improvement was due to the aforementioned growth in organic sales, along with the acquisitions completed over the last four quarters.

Builders FirstSource Reports Third Quarter 2020 Results (continued)

Capital Structure, Leverage, and Liquidity Information:

•

Adjusted EBITDA, on a trailing twelve-month basis, was $552.5 million and net debt was $1.3 billion as of September 30, 2020. Our net leverage ratio remained sequentially steady at 2.3x net debt to Adjusted EBITDA at September 30, 2020, below the Company’s target leverage ratio of between 2.5x and 3.5x.

•

Cash generated by operating activities was $155 million in the first nine months of the year. Cash used in investing activities was $96.1 million in the first nine months of 2020, including capital expenditures, net of proceeds, of $80.2 million and $15.9 million used for our acquisitions.

•	Liquidity as of September 30, 2020 was $1.2 billion, consisting of $820.9 million in net borrowing availability under the revolving credit facility and $340.9 million cash on hand.

Announced Merger with BMC Stock Holdings:

•	In August of 2020, we entered into a definitive merger agreement under which Builders FirstSource and BMC will combine in an all-stock merger transaction.

•

With pro forma annual net sales of over $11 billion and approximately 26,000 team members, the combined company will be the nation’s premier supplier of building materials and services within a fragmented industry. The combined company will benefit from greater geographic reach and diversity operating a leading network of 550 distribution and manufacturing locations in 40 states, including 44 of the top 50 metropolitan statistical areas. The combined Company will also benefit from expanded value-added product and service capabilities, building upon a shared commitment to deliver a broad portfolio of value-added offerings. The merged organization will be better positioned to partner and integrate with customers to streamline the construction process. Operating in some of the nation’s largest and fastest growing regions, the combined company will be exceptionally positioned for long-term growth. Increased scale, a strong balance sheet bolstered by robust cash generation, and anticipated annual run-rate synergies of $130 million to $150 million will provide greater resources to invest in growth, innovation and ongoing value creation for all stakeholders.

•

Under the terms of the agreement, BMC shareholders will receive a fixed exchange ratio of 1.3125 shares of Builders FirstSource common stock for each share of BMC common stock. Upon completion of the merger, existing Builders FirstSource shareholders will own approximately 57% and existing BMC shareholders will own approximately 43% of the combined company on a fully diluted basis.

•

The transaction is expected to close in late 2020 or early 2021, subject to, among other things, the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, as well as other customary closing conditions. The transaction requires the approval of shareholders of both Builders FirstSource and BMC.

Outlook

Mr. Crow concluded, “I am confident in the outlook for our business, which is supported by robust housing dynamics across our attractive and diverse national footprint. Market conditions should continue to provide positive tailwinds through the end of the year and beyond. We will continue to react to changing market conditions in order to provide our customers the products and services needed to meet continued strong demand for new construction.

Builders FirstSource Reports Third Quarter 2020 Results (continued)

Upon closing the merger with BMC, we will build upon the strength of our larger platform to better serve our customers and create incremental value for all our stakeholders. I would like to thank our entire team for their continued dedication to excellence and their commitment to executing our long-range plan.”

The Company has provided supplemental non-GAAP financial information for the consolidated company that is adjusted to exclude one-time integration, one-time refinancing, and other costs (“Adjusted”). As the information included herein includes non-GAAP financial information, please refer to the accompanying financial schedules for non-GAAP reconciliations to their GAAP equivalents.

Please refer to the accompanying financial schedules for more information.

Conference Call

Builders FirstSource will host a conference call Friday, October 30, 2020, at 9:00 a.m. Central Time (CT) and will simultaneously broadcast it live on the Internet. The earnings release presentation will be posted at www.bldr.com under the “investors” section after the market closes on Thursday, October 29th. To participate in the teleconference, please dial into the call a few minutes before the start time: 800-353-6461 (U.S. and Canada) and 334-323-0501 (international), Conference ID: 9608576. A replay of the call will be available at 1:00 p.m. Central Time through August 15th. To access the replay, please dial 888-203-1112 (U.S. and Canada) and 719-457-0820 (international) and refer to pass code 9608576. The live webcast and archived replay can also be accessed on the Company’s website at www.bldr.com under the “Investors” section. The online archive of the webcast will be available for approximately 90 days.

About Builders FirstSource

Headquartered in Dallas, Texas, Builders FirstSource is the largest U.S. supplier of building products, prefabricated components, and value-added services to the professional market segment for new residential construction and repair and remodeling. We provide customers an integrated homebuilding solution, offering manufacturing, supply, delivery and installation of a full range of structural and related building products. We operate in 40 states with approximately 400 locations and have a market presence in 77 of the top 100 Metropolitan Statistical Areas, providing geographic diversity and balanced end market exposure. We service customers from strategically located distribution and manufacturing facilities (certain of which are co-located) that produce value-added products such as roof and floor trusses, wall panels, stairs, vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes dimensional lumber and lumber sheet goods, millwork, windows, interior and exterior doors, and other building products. For more information about Builders FirstSource, visit the Company’s website at www.bldr.com.

Cautionary Notice

Statements in this news release and the schedules hereto that are not purely historical facts or that necessarily depend upon future events, including statements about expected market share gains, forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. In addition, oral statements made by our directors, officers and employees to the investor and analyst communities, media representatives and others, depending upon their nature, may also constitute forward-looking statements. As with the forward-looking statements included in this release, these forward-looking statements are by nature inherently uncertain, and actual results may differ materially as a result of many factors. All forward-looking statements are based upon information available to Builders FirstSource, Inc. on the date this release was submitted. Builders FirstSource, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the

Builders FirstSource Reports Third Quarter 2020 Results (continued)

recent novel coronavirus disease 2019 (also known as “COVID-19”) pandemic, the Company’s growth strategies, including gaining market share, or the Company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, lumber prices and the economy. Builders FirstSource, Inc. may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Builders FirstSource, Inc.’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.

#    #    #

Contact:

Binit Sanghvi

VP Investor Relations

Builders FirstSource, Inc.

(214) 765-3804

Financial Schedules to Follow

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
	(Unaudited)
	(In thousands, except per share amounts)
Net sales	$2,295,450	$1,981,035	$6,028,114	$5,516,858
Cost of sales	1,724,799	1,439,893	4,474,718	4,016,585

Gross margin	570,651	541,142	1,553,396	1,500,273
Selling, general and administrative expenses	430,893	411,510	1,223,436	1,183,105

Income from operations	139,758	129,632	329,960	317,168
Interest expense, net	28,043	27,788	106,786	82,071

Income before income taxes	111,715	101,844	223,174	235,097
Income tax expense	25,783	23,714	49,551	54,655

Net income	$85,932	$78,130	$173,623	$180,442

Comprehensive income	$85,932	$78,130	$173,623	$180,442

Net income per share:
Basic	$0.74	$0.68	$1.49	$1.56

Diluted	$0.73	$0.67	$1.48	$1.54

Weighted average common shares:
Basic	116,731	115,732	116,542	115,639

Diluted	118,026	117,154	117,690	116,870

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

	September 30,	December 31,
	2020	2019
	(Unaudited)
	(In thousands, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$340,927	$14,096
Accounts receivable, less allowances of $17,325 and $13,492 at September 30, 2020 and December 31, 2019, respectively	860,842	614,946
Other receivables	64,626	77,447
Inventories, net	751,149	561,255
Other current assets	44,198	39,123

Total current assets	2,061,742	1,306,867
Property, plant and equipment, net	750,841	721,887
Operating lease right-of-use assets, net	278,075	292,684
Goodwill	777,283	769,022
Intangible assets, net	121,145	128,388
Deferred income taxes	5,977	8,417
Other assets, net	19,871	22,225

Total assets	$4,014,934	$3,249,490

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$651,332	$436,823
Accrued liabilities	342,059	308,950
Current portion of operating lease liabilities	61,953	61,653
Current maturities of long-term debt	29,527	13,875

Total current liabilities	1,084,871	821,301
Noncurrent portion of operating lease liabilities	222,132	236,948
Long-term debt, net of current maturities, debt discount, and debt issuance costs	1,574,146	1,277,398
Deferred income taxes	37,360	36,645
Other long-term liabilities	88,560	52,245

Total liabilities	3,007,069	2,424,537
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, $0.01 par value, 200,000 shares authorized; 116,803 and 116,052 shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively	1,168	1,161
Additional paid-in capital	584,237	574,955
Retained earnings	422,460	248,837

Total stockholders’ equity	1,007,865	824,953

Total liabilities and stockholders’ equity	$4,014,934	$3,249,490

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

	Nine Months Ended
	September 30,
	2020	2019
	(Unaudited) (In thousands)
Cash flows from operating activities:
Net income	$173,623	$180,442
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	87,298	71,771
Amortization of debt issuance costs and debt discount	2,535	3,060
Loss on extinguishment of debt, net	5,349	4,654
Deferred income taxes	3,155	36,547
Stock compensation expense	12,098	9,380
Net gain on sale of assets and asset impairments	(1,413)	(1,502)
Changes in assets and liabilities, net of assets acquired and liabilities assumed:
Receivables	(230,627)	(41,083)
Inventories	(189,692)	22,263
Other current assets	(5,076)	8,968
Other assets and liabilities	60,439	1,756
Accounts payable	205,570	73,913
Accrued liabilities	31,887	(9,905)

Net cash provided by operating activities	155,146	360,264

Cash flows from investing activities:
Purchases of property, plant and equipment	(83,508)	(77,937)
Proceeds from sale of property, plant and equipment	3,298	5,474
Cash used for acquisitions	(15,893)	(33,931)

Net cash used in investing activities	(96,103)	(106,394)

Cash flows from financing activities:
Borrowings under revolving credit facility	791,000	885,000
Repayments under revolving credit facility	(818,000)	(1,064,000)
Proceeds from issuance of notes	895,625	478,375
Repayments of long-term debt and other loans	(561,541)	(502,062)
Payments of debt extinguishment costs	(22,686)	(2,301)
Payments of loan costs	(13,800)	(8,566)
Exercise of stock options	1,343	3,220
Repurchase of common stock	(4,153)	(10,392)

Net cash provided by (used in) financing activities	267,788	(220,726)

Net change in cash and cash equivalents	326,831	33,144
Cash and cash equivalents at beginning of the period	14,096	10,127

Cash and cash equivalents at end of the period	$340,927	$43,271

Supplemental disclosures of cash flow information:
Cash paid for interest	$77,734	$76,326
Cash paid for income taxes	21,280	9,989
Supplemental disclosures of non-cash activities:
Accrued purchases of property, plant and equipment	$1,336	$2,127
Acquisition of assets under operating lease obligations	33,379	64,940
Acquisition of assets under finance lease obligations	16,096	11,653

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Reconciliation of Adjusted Non-GAAP Financial Measures to their GAAP Equivalents

(unaudited)

Note: The company provided detailed explanations of these non-GAAP financial measures in its Form 8K filed with the Securities and Exchange Commission on October 29, 2020.

	Three months ended		Nine months ended		Twelve months ended
	September 30,		September 30,		September 30,
	2020	2019	2020	2019	2020
	(in millions)			(in millions)
Reconciliation to Adjusted EBITDA:
GAAP Net Income	$85.9	$78.1	$173.6	$180.4	$215.0
Acquisition and Integration Expense	10.8	2.8	14.5	10.8	16.7
Debt issuance and refinancing cost (1)	—	3.1	28.0	6.8	31.5

Adjusted Net Income	96.7	84.0	216.1	198.0	263.2

Weighted average diluted common shares (in millions)	118.0	117.2	117.7	116.9
Diluted adjusted net income per share:	$0.82	$0.72	$1.84	$1.69
Reconciling items:
Depreciation and amortization expense	29.4	24.4	87.3	71.8	115.6
Interest expense, net	28.0	24.7	78.8	75.3	102.7
Income tax expense	25.8	23.7	49.6	54.7	55.8
Stock compensation expense	5.4	3.3	12.1	9.4	15.0
Gain on sale and asset impairments	(1.2)	(0.2)	(1.3)	(3.2)	(0.9)
Other management-identified adjustments (2)	0.2	0.4	0.6	0.8	1.1

Adjusted EBITDA	$184.3	$160.3	$443.2	$406.8	$552.5

Adjusted EBITDA Margin	8.0%	8.1%	7.4%	7.4%	7.1%

(1)	Costs associated with issuing and extinguishing long term debt in 2020 and 2019.
(2)	Primarily relates to severance and one time cost.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Financial Data

(adjusted and unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2020	2019	2020	2019
	(in millions except share amounts)
Net sales	2,295.5	1,981.0	6,028.1	5,516.9
Cost of sales	1,724.8	1,439.9	4,474.7	4,016.6

Gross margin	570.7	541.1	1,553.4	1,500.3
Gross margin %	24.9%	27.3%	25.8%	27.2%
Adjusted SG&A/Other (excluding depreciation and amortization) as a % of sales (1)	16.8%	19.2%	18.4%	19.8%
Adjusted EBITDA	184.3	160.3	443.2	406.8
Adjusted EBITDA margin %	8.0%	8.1%	7.4%	7.4%
Depreciation and amortization	(29.4)	(24.4)	(87.3)	(71.8)
Interest expense, net of debt issuance cost and refinancing	(28.0)	(24.7)	(78.8)	(75.3)
Income tax expense	(25.8)	(23.7)	(49.6)	(54.7)
Other adjustments	(4.4)	(3.5)	(11.4)	(7.0)

Adjusted Net Income	$96.7	$84.0	$216.1	$198.0

Basic adjusted net income per share:	$0.83	$0.73	$1.85	$1.71

Diluted adjusted net income per share:	$0.82	$0.72	$1.84	$1.69

Weighted average common shares (in millions)
Basic	116.7	115.7	116.5	115.6
Diluted	118.0	117.2	117.7	116.9

Note: The company provided detailed explanations of these non-GAAP financial measures in its Form 8-K filed with the Securities and Exchange Commission on October 29, 2020.

(1)

Adjusted SG&A and other as a percentage of net sales is defined as GAAP SG&A less depreciation and amortization, stock comp, acquisition, integration and other expenses. GAAP SG&A in Q3-20 of $431M less $29M depreciation and amortization, less $11M of acquisition and integration expenses, less $5M of stock comp.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Sales by Product Category

(adjusted and unaudited)

	Three months ended						Nine months ended
	September 30,						September 30,
	2020		2019				2020		2019
	Net Sales	% of Net Sales	Net Sales	% of Net Sales	% Change	% Core Organic (1)	Net Sales	% of Net Sales	Net Sales	% of Net Sales	% Change	% Change Per Day	% Core Organic (1)
Manufactured Products	$421.3	18.4%	$401.2	20.3%	5.0%	2.2%	$1,141.6	18.9%	$1,092.9	19.8%	4.5%	3.9%	-0.3%
Windows, Doors & Millwork	420.2	18.3%	407.4	20.6%	3.1%	1.5%	$1,215.5	20.2%	1,151.8	20.9%	5.5%	5.0%	3.0%

Value-Added Products	841.5	36.7%	808.6	40.9%	4.1%	1.9%	2,357.1	39.1%	2,244.7	40.7%	5.0%	4.5%	1.4%

Gypsum, Roofing & Insulation	149.5	6.5%	149.7	7.6%	-0.1%	-0.2%	386.2	6.4%	409.0	7.4%	-5.6%	-6.1%	-6.2%
Siding, Metal & Concrete Products	212.4	9.3%	201.1	10.1%	5.6%	3.8%	581.8	9.7%	542.3	9.8%	7.3%	6.7%	4.4%
Other	240.5	10.4%	216.1	10.8%	11.3%	2.7%	676.8	11.2%	596.2	10.8%	13.5%	12.9%	3.3%

Specialized Products & Other	602.4	26.2%	566.9	28.5%	6.3%	2.3%	1,644.8	27.3%	1,547.5	28.0%	6.3%	5.7%	1.2%

Lumber & Lumber Sheet Goods	$851.6	37.1%	$605.5	30.6%	40.6%	17.1%	$2,026.2	33.6%	$1,724.7	31.3%	17.5%	16.9%	5.8%

Total adjusted net sales	$2,295.5	100.0%	$1,981.0	100.0%	15.9%	6.7%	$6,028.1	100.0%	$5,516.9	100.0%	9.3%	8.7%	2.8%

(1)	Core Organic Growth excludes acquisitions, commodity price fluctuations and differences in selling days between periods.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Interest Reconciliation

(unaudited)

	Three months ended	Nine months ended
	September 30,	September 30,
	2020	2020
	Interest Expense	Interest Expense	Net Debt Outstanding
	(in millions)	(in millions)
2030 Secured Notes @ 5%	$7.0	$17.6	$550.0
2027 Secured Notes @ 6.75%	13.1	32.4	777.5
2024 Secured Notes @ 5.625%	—	3.9	—
2024 Term Loan @ 4.4% Floating LIBOR	0.5	1.7	52.0
Revolving Credit Facility @ 3.8% Floating LIBOR	1.1	4.7	—

Amortization of debt issuance costs, discount and premium	1.0	2.6	—
Finance leases and other finance obligations	5.3	15.9	244.2
Loss on debt extinguishment	—	28.0	—
Other	—	—	—
Cash	—	—	(340.9)

Total	$28.0	$106.8	$1,282.8

	Three months ended	Nine months ended
	September 30,	September 30,
	2020	2020
	(in millions)	(in millions)
Free Cash Flow
Operating activities	$(15)	$155
Less: Capital expenditures	(29)	(84)

Free Cash Flow	$(44)	$71